UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 25, 2011

TAXMASTERS, INC.
(Exact Name of Registrant as Specified in Charter)

Nevada	33-11986-LA	91-2008803
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employee Identification No.)

900 Town & Country Lane, Suite 400, Houston, TX	77024
(Address of principal executive offices)	(Zip Code)

(281) 497-5937
(Registrant’s Telephone Number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 4.02, Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review

On August 25, 2011, Christopher J. Koscinski, the Chief Financial Officer of the registrant, concluded that the previously issued financial statements for the fiscal year ended December 31, 2009 and December 31, 2010, the quarterly filings for 2010, and the quarter ended March 31, 2011 (the “interim 2011 financial statement”) should no longer be relied upon.  The note payable to related parties is believed to be incorrect and a reduction in the note may occur.  This change may also result in changes to the deferred tax asset components related to both accounts receivable and deferred revenue.

It has also been discovered that an expense of newly issued shares to a third party in the 2010 year was not expensed.  It is believed that this expense will have a material impact to the income statement.  The company is seeking a valuation of the stock to conclude the proper expense amount.

In addition, the company has also realized that there may be an error in reported revenue and deferred revenue for the years 2008, 2009, and 2010.  There will be a possible increase in deferred revenue and decrease in revenue for years 2008 and 2009.  The company also anticipates an increase in deferred revenue for year end 2010.

The effects on the financial statements for the year ended December 31, 2009 and December 31, 2010, the quarterly filings for 2010, and the interim 2011 financial statement are as follows:  The registrant believes there may be an impact to lower the liability of the note payable on the balance sheet and increase expenses on the income statement.  The dollar impact on these items, including deferred taxes, is undetermined at this point.  The registrant does expect an impact on the amount of revenue reported for 2009 and 2010 fiscal year, but no impact to revenue for the 2011 interim financial statement as a result of this accounting change.  The registrant informed its independent registered public accounting firm, MaloneBailey LLP, of the matters disclosed above.

ITEM 9.01.  Financial Statements and Exhibits.

(a) Financial statements of business acquired:

None

(d)   Exhibits

None

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TAXMASTERS, INC.

Date: August 25, 2011	By:	/s/ Christopher J. Koscinski
Christopher J. Koscinski
Chief Financial Officer